                                                                   EXHIBIT 10.18

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this "AGREEMENT"), is entered into as of February 6, 2004, between HEARTLAND FINANCIAL USA, INC., a Delaware corporation ("EMPLOYER"), and DANNY SKARDA ("EXECUTIVE").

                                    RECITALS

     A. A. Employer, Rocky Mountain Bancorporation, Inc., a Montana corporation ("RMB"), and RMB Acquisition Corporation, a Montana corporation and a wholly-owned subsidiary of Employer ("ACQUISITION CORP"), have entered into an Agreement and Plan of Merger of even date herewith (the "MERGER AGREEMENT") providing for the merger of Acquisition Corp with and into RMB (the "MERGER"), with the effect that RMB will become a wholly subsidiary of Heartland.

     B. Executive currently serves as the President of Rocky Mountain Bank, a Montana chartered, commercial bank with its main office located in Billings, Montana, and a wholly owned subsidiary of RMB (the "Bank").

     C. After the Merger, Employer intends to maintain the separate existence of the Bank and Employer desires Executive to continue to serve the Bank in his present capacity as President.

     D. Employer and Executive have made commitments to each other on a variety of important issues concerning Executive's continued employment, including the performance that will be expected of Executive, the compensation that Executive will be paid, how long and under what circumstances Executive will remain employed and the financial details relating to any decision that either Executive or Employer might ever make to terminate this Agreement.

     E. Employer recognizes that circumstances may arise in which a change in control of Employer or the Bank through acquisition or otherwise may occur thereby causing uncertainty of employment without regard to the competence or past contributions of Executive which uncertainty may result in the loss of valuable services of Executive, and Employer and Executive wish to provide reasonable security to Executive against changes in the employment relationship in the event of any such change in control.

     F. Employer and Executive believe that the commitments they have made to each other should be memorialized in writing, and that is the purpose of this Agreement.

                                   AGREEMENTS

     In consideration of the foregoing premises and the following mutual promises, covenants and agreements, the parties hereby agree as follows:

     SECTION 1. DEFINITIONS; CONSTRUCTION.

     (a) In addition to those terms defined throughout this Agreement, the following terms, when used herein, shall have the following meanings:

          (I) "AFFILIATE" means any entity which owns or controls, is owned by or is under common ownership or control with, Employer or the Bank.

          (II) "CONFIDENTIAL INFORMATION" means ideas, information, knowledge and discoveries (whether or not patentable) about Employer or any of its Affiliates which Executive has knowledge of as a result of his services for Employer hereunder, including information regarding the products, product specifications, technology, computer programs, methods of sale, trade secrets, price lists and names of customers and suppliers of Employer or any of its Affiliates, or other information regarding the business affairs or business methods of Employer or any of its Affiliates. Confidential Information does not include information that becomes generally available to the public other than as a result of disclosure by Executive.

          (III) "TERMINATION DATE" means the effective date of the termination of Executive's employment with Employer, whether such termination is initiated by Employer or Executive.

     (b) Except as the context may clearly require otherwise, all references in this Agreement to "EMPLOYER," shall include both Heartland Financial USA, Inc. and the Bank.


     (c) In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply: (i) "INCLUDING" means "INCLUDING, BUT NOT LIMITED TO"; (ii) all references to sections are to sections in this Agreement unless otherwise specified; (iii) all words used in this Agreement will be construed to be of such gender or number as the circumstances and context require; and (iv) the captions and headings of sections appearing in this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions.

     (d) The subject matter and language of this Agreement have been the subject of negotiations between the parties and their respective counsel, and this Agreement has been jointly prepared by their respective counsel. Accordingly, this Agreement shall not be construed against either party on the basis that the Agreement was drafted by such party or its counsel.

     SECTION 2. EFFECTIVE TIME. The parties agree that the Effective Time under this Agreement shall be the same as the Effective Time as defined in the Merger Agreement, provided, however, that if the Merger Agreement is terminated, this Agreement shall also automatically terminate.

     SECTION 3. POSITION AND DUTIES. Employer hereby employs Executive as the President of the Bank. During the period of Executive's employment hereunder, Executive shall devote his best efforts and full business time, energy, skills and attention to the business and affairs of Employer and the Bank. Executive's duties and authority shall consist of and include all duties and authority customarily performed and held by persons holding equivalent positions with Employer's Affiliates engaged in the banking business ("BANKING AFFILIATES"), as such duties and authority are reasonably defined, modified and delegated from time to time by the Boards of Directors of Employer and the Bank, as applicable. Executive shall have the powers necessary to perform the duties assigned to him and shall be provided such supporting services, staff, secretarial and other assistance, office space and accoutrements as shall be reasonably necessary and appropriate in the light of such assigned duties.

     SECTION 4. COMPENSATION. As compensation for the services to be provided by Executive hereunder, Executive shall receive the following compensation, expense reimbursement and other benefits:

          (a) BASE COMPENSATION. Executive shall receive an aggregate annual minimum base salary at the rate of One Hundred Fifty Thousand Dollars ($150,000) payable in installments in accordance with the regular payroll schedule of the Bank. Such base salary shall be subject to review annually commencing in the year 2005 and such salary shall be maintained or increased during the term hereof in accordance with Employer's established management compensation policies and plans (as the same may be adjusted, "BASE COMPENSATION"). Notwithstanding anything contained herein to the contrary, Employer shall be entitled in its sole and absolute discretion to allocate between Employer and the Bank the amount of Base Compensation payable to Executive and to cause all or any of such Base Compensation or any other benefits payable or to be provided to Executive under the terms of this Agreement to be paid or provided directly by the Bank to Executive.

          (b) PERFORMANCE BONUS. Executive may be entitled to receive an annual performance bonus of up to thirty percent (30%) of his Base Compensation, payable within ninety (90) days after the end of the fiscal year of Employer, which shall be based upon performance criteria mutually agreed upon by Executive and the Executive Committee of the Bank's Board of Directors (the "EXECUTIVE COMMITTEE"), and which shall not be deemed earned, in whole or in part, until such time as the amount of such bonus is determined by the Executive Committee. The amount (if any) of and the form of payment (i.e., cash, stock options, stock grants or any combination thereof) shall be determined by the Executive Committee.

          (c) AUTOMOBILE. Employer shall provide an automobile for Executive's use in the performance of his duties hereunder and shall pay all expenses for maintenance, repairs and insurance relating to that automobile, provided, however, that Executive shall pay for all fuel charges and be reimbursed for business-related fuel expenses in accordance with the Employer's policy regarding such reimbursements. Executive shall report his business and personal use of the automobile in conformity with policies adopted by Employer and his personal use shall be reflected annually on the IRS Form W-2 of Executive as additional compensation for income tax purposes.

          (d) LIFE INSURANCE. Employer shall provide to Executive, at Employer's expense, life insurance in an amount equal to two (2) times Executive's Base Compensation.

          (e) VACATIONS. Executive shall be entitled to an annual vacation in accordance with the vacation policy of Bank, which vacation shall be taken at a time or times mutually agreeable to Employer and Executive.

          (f) OTHER BENEFITS. Executive shall be entitled to all benefits specifically established for him and, when and to the extent he is eligible therefor, to participate in all plans and benefits not otherwise provided to him and that are generally accorded to senior executives of the Bank and Employer's Banking Affiliates, including, pension, profit-sharing, supplemental retirement, incentive compensation, bonus, disability income, medical and hospitalization insurance, and similar or comparable plans, and also to perquisites extended to senior executives, provided, however, that such plans, benefits and perquisites shall be no less than those made available to all other employees of the Bank.

          (g) REIMBURSEMENT OF EXPENSES. Executive shall be reimbursed, upon submission of appropriate vouchers and supporting documentation, for all travel, entertainment and other out-of-pocket expenses reasonably and necessarily incurred by Executive in the performance of his duties hereunder.

          (h) WITHHOLDING. Employer shall be entitled to withhold from amounts payable to Executive hereunder, any federal, state or local withholding or other taxes or charges which it is from time to time required to withhold. Employer shall be entitled to rely upon the opinion of its legal counsel with regard to any question concerning the amount or requirement of any such withholding.

     SECTION 5. CONFIDENTIALITY AND LOYALTY. Executive acknowledges that during the course of his employment he may produce and have access to Confidential Information. Accordingly, during and subsequent to termination of this Agreement, Executive agrees to hold in confidence and not directly or indirectly disclose, use, copy or make lists of any Confidential Information, except to the extent that such information is or thereafter becomes lawfully available from public sources, or such disclosure is authorized in writing by Heartland, required by a law or any competent administrative agency or judicial authority, or otherwise as reasonably necessary or appropriate in connection with performance by Executive of his duties hereunder. All records, files, documents and other materials or copies thereof relating to the respective businesses of Heartland and its Affiliates that Executive shall prepare or use, shall be and remain the sole property of Heartland, and other than in connection with performance by Executive of his duties hereunder, shall not be removed from the premises of Heartland or any of its Affiliates without Heartland's written consent, and shall be promptly returned to Heartland upon termination of Executive's employment hereunder. Executive agrees to abide by Heartland's reasonable policies, as in effect from time to time, respecting avoidance of interests conflicting with those of Heartland and its Affiliates. Nothing in this Agreement modifies or reduces

Executive's obligations to comply with applicable laws related to trade secrets, confidential information or unfair competition.

     SECTION 6. TERM AND TERMINATION.

          (a) TERM. Executive's employment hereunder shall be for a term of five
(5) years commencing on the Effective Date and ending on the fifth anniversary thereof, unless terminated sooner in accordance with the terms of this Agreement (the "TERM").

          (b) VOLUNTARY TERMINATION BY EXECUTIVE. Executive may terminate his employment under this Agreement at any time by giving to Employer written notice of such intent. Executive's employment shall terminate effective with the delivery of such notice. If Executive voluntarily terminates his employment under this Agreement, other than pursuant to SECTION 6(d) (Constructive Termination) or SECTION 6(h) (Payments Upon Change in Control), then Employer shall only be required to pay Executive his Base Compensation as shall have accrued through the effective date of such termination, and Employer shall not be obligated to pay any performance bonus with respect to the then current fiscal year of Employer, nor shall Employer have any further obligations to Executive.

          (c) PREMATURE TERMINATION BY EMPLOYER.
               (i) Employer may terminate this Agreement and Executive's employment hereunder at any time by giving to Executive written notice of such termination and designating the effective time thereof. If Employer terminates this Agreement prior to the last day of the Term for any reason other than a termination in accordance with the provisions of SECTION 6(h) (Payments Upon Change in Control) or SECTION 6(e) (Termination for Cause), then notwithstanding any mitigation of damages by Executive, Employer shall pay Executive an amount equal to the total amount of compensation that he would have received had he remained employed through the remaining portion of the Term, which shall be equal to the sum of the following amounts calculated for the remaining portion of the Term: (A) Base Compensation at the annual rate then payable to Executive;
(B) annual performance bonuses based upon the average of the three (3) (or less, if applicable) most recent performance bonuses paid to the Executive; and (C) contributions made by Employer on behalf of the Executive to Employer's tax-qualified retirement plans based upon the average of the three (3) (or less, if applicable) most recent contributions made by Employer on behalf of the Executive to any of Employer's tax-qualified retirement plans that include employees of its Banking Affiliates. The payment of amounts under this subsection by Employer shall not offset or diminish any compensation or benefits accrued as of the date of termination.

               (ii) Payment to Executive will be made on a monthly basis during the remaining Term. At the election of Employer, payments may be made in a lump sum discounted to their present value using the prime rate of interest as reported in The Wall Street Journal, or if not then being published, a daily national business periodical of similar nature reasonably selected by Employer (the "PRIME RATE"). Such payments shall not be reduced in the event Executive obtains other employment following the termination of employment by Employer.

          (d) CONSTRUCTIVE TERMINATION.
               (i) If at any time during the Term, except in connection with a termination pursuant to SECTION 6(h) (Payments Upon Change in Control) or
SECTION 6(e) (Termination for Cause), Executive is Constructively Discharged (as defined below), then Executive shall have the right, by written notice given to Employer not later than thirty (30) days after such Constructive Discharge, to terminate his services hereunder, effective as of thirty (30) days after the date of such notice, and Executive shall have no rights or obligations under this Agreement other than as provided in SECTION 5 (Confidentiality and Loyalty) and SECTION 7 (Non-Competition Covenant). In such event, Executive shall be entitled to receive a lump sum payment of compensation as if such termination of his employment were pursuant to SECTION 6(c) (Premature Termination by Employer).

               (ii) For purposes of this Agreement, Executive shall be "CONSTRUCTIVELY DISCHARGED" upon the occurrence of any one of the following events:

                    (x) Executive is not re-elected or is removed from the position with Employer or the Bank set forth in SECTION 3 (Position and Duties), other than as a result of Executive's election or appointment to a position or positions of equal or superior scope and responsibility;

                    (y) Executive shall fail to be vested by Employer with the powers, authority and support services of any of said office or offices; or

                    (z) Employer otherwise commits a material breach of its obligations under this Agreement.

     (e) TERMINATION FOR CAUSE. This Agreement and Executive's employment hereunder may be terminated for cause as hereinafter defined. "CAUSE" shall mean: (i) Executive's death; (ii) Executive's "PERMANENT DISABILITY," which shall mean Executive's inability, as a result of physical or mental incapacity, substantially to perform his duties hereunder for an aggregate of ninety (90) days out of any rolling period of one hundred eighty (180) days; (iii) a material violation by Executive of any applicable material law or regulation respecting the business of Employer or the Bank; (iv) Executive being found guilty of a felony or an act of dishonesty in connection with the performance of his duties as an officer of Employer or the Bank, or which disqualifies Executive from serving as an officer or director of Employer or the Bank; (v) the willful or negligent failure of Executive to perform his duties hereunder in any material respect; (vi) Executive engages in one or more unsafe or unsound banking practices that have a material adverse effect on the Bank; or (vii) Executive is removed or suspended from banking pursuant to Section 8(e) of the Federal Deposit Insurance Act, as amended (the "FDIA"), or any other applicable state or federal law. Executive shall be entitled to at least thirty (30) days' prior written notice (the "NOTICE PERIOD") of Employer's intention to terminate his employment for any cause (except Executive's death) specifying the grounds for such termination, a reasonable opportunity to cure any conduct or act, if curable, alleged as grounds for such termination, and a reasonable opportunity to present to the Executive Committee his position regarding any dispute relating to the existence of such cause. Notwithstanding anything to the contrary in the immediately preceding sentence, Employer shall have the right, exercisable in its sole discretion, to suspend Executive with pay during the Notice Period. In the event of a dispute regarding Executive's Permanent Disability, each of Executive and Employer shall choose a physician who together will choose a third physician to make a final determination thereof. Upon a termination of Executive's employment with Employer for Cause, then Employer shall only be required to pay Executive his Base Compensation as shall have accrued through the effective date of such termination, and Employer shall not be obligated to pay any performance bonus with respect to the then current fiscal year of Employer, or have any further obligations to Executive.

     (f) PAYMENTS UPON DEATH. If payments are due and owing under this Agreement at the death of Executive, payment shall be made to such beneficiary as Executive may designate in writing, or failing such designation, to the executor of his estate, in full settlement and satisfaction of all claims and demands on behalf of Executive. Such payments shall be in addition to any other death benefits of Employer for the benefit of Executive and in full settlement and satisfaction of all payments provided for in this Agreement.

     (g) PAYMENTS PRIOR TO PERMANENT DISABILITY. Executive shall be entitled to the compensation and benefits provided for under this Agreement for any period during the term of this Agreement and prior to the establishment of Executive's Permanent Disability. Notwithstanding anything contained in this Agreement to the contrary, until the date specified in a notice of termination relating to Executive's Permanent Disability, Executive shall be entitled to return to his positions with Employer and the Bank as set forth in this Agreement in which event no Permanent Disability of Executive will be deemed to have occurred.

     (h) PAYMENTS UPON CHANGE IN CONTROL.
          (i) In the event of a Change in Control (as defined below) and the termination of Executive's employment under either SECTION 6(h)(iii)(B)(x) or
SECTION 6(h)(iii)(B)(y), Executive shall be entitled to receive in lieu of any other payments provided for in this Agreement a lump sum payment equal to the total of the amount Executive would be entitled to receive if such termination of his employment were pursuant to SECTION 6(c) (Premature Termination by Employer), plus an amount equal to one (1) times the sum of: (A) the greater of Executive's then-current annual Base Compensation or Executive's annual Base Compensation as of the date one (1) day prior to the Change in Control; (B) the average of the three (3) (or less, if applicable) most recent bonuses paid to Executive; and (iii) the average of the three (3) (or less, if applicable) most recent contributions made by Employer on behalf of the Executive to any of Employer's tax-qualified retirement plans that include employees of its Banking Affiliates. In addition, if at the time of the termination of Executive's employment, Executive or any of Executive's dependents is covered under the terms of any medical and dental plans of Employer (or any Affiliate) for active employees immediately prior to such termination, Employer will provide Executive and those dependents with equivalent coverages for a period not to exceed twelve
(12) months from the Termination Date. The coverages may be procured directly by Employer (or any Affiliate, if appropriate) apart from, and outside of the terms of the plans themselves; provided that Executive and Executive's dependents comply with all of the conditions of the medical or dental plans. If Executive or any of Executive's dependents become eligible for coverage under the terms of any other medical and/or dental plan of a subsequent employer which plan benefits are comparable to those of Employer's (or any Affiliate's) plan benefits, coverage under the Employer's (or any Affiliate's) plans will cease for the eligible Executive and/or dependent. Executive and Executive's dependents must notify Employer (or any Affiliate) of any subsequent employment and provide information regarding medical and/or dental coverage available. If Employer (or any Affiliate) discovers that Executive and/or dependent has become employed and not provided the above notification, all payments and benefits under this Agreement will cease. All payments under this Section shall be subject to the limits of SECTION 6(h)(IV) and shall be made within fifteen (15) days after termination of Executive's employment that is related to the Change in Control.

          (ii) If Executive's employment is terminated by Employer or any Affiliate or successor of Employer at any time within the Covered Period, Employer will provide to Executive out-placement counseling assistance in the form of reimbursement of the expenses incurred for such assistance within the twelve (12) month period following the Termination Date, such reimbursement amount not to exceed one-quarter (1/4) of Executive's Base Compensation on the Termination Date.

          (iii) For purposes of this Section, the following terms shall have the following definitions:

               (A) "COVERED PERIOD" shall mean the period beginning six (6) months prior to a Change in Control and ending twelve (12) months after a Change in Control.

               (B) "TERMINATION OF EXECUTIVE'S EMPLOYMENT" within the meaning of this SECTION 6(h), shall mean either of the following:

                    (x) a termination by Employer or its successor, as the case may be, during the Covered Period, other than a Termination for Cause or any termination as a result of normal retirement pursuant to a retirement plan to which Executive was subject prior to any Change in Control; or

                    (y) a termination by Executive, for any reason, during the period beginning ten (10) days prior to a Change in Control and ending ten (10) days after a Change in Control.

               (C) "CHANGE IN CONTROL" shall mean the following:

                    (x) the consummation of the acquisition by any person (as such term is defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (THE "1934 ACT")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifty-one percent (51%) or more of the combined voting power of the then outstanding voting stock of Employer; or;

                    (y) the individuals who, as of the date hereof, are members of the Board of Directors of Employer (the "EMPLOYER BOARD") cease for any reason to constitute a majority of the Board, unless the election, or nomination for election by the stockholders, of any new director was approved by a vote of a majority of the Employer Board, and such new director shall, for purposes of this Agreement, be considered as a member of the Employer Board; or

                    (z) consummation of either: (1) a merger or consolidation to which Employer or the Bank is a party if Employer's stockholders, immediately before such merger or consolidation, do not, as a result of such merger or consolidation, own, directly or indirectly, more than fifty-one percent (51%) of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of Employer outstanding immediately before such merger or consolidation; or (2) a complete liquidation or dissolution, or the sale or other disposition of all or substantially all of the assets, of Employer or the Bank.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because fifty-one percent (51%) or more of the combined voting power of the then outstanding securities of Employer are acquired by: (1) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained for employees of Employer or its Affiliates; or (2) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders in the same proportion as their ownership of stock immediately prior to such acquisition.

          (iv) It is the intention of Employer and Executive that no portion of any payment under this Agreement, or payments to or for the benefit of Executive under any other agreement or plan, be deemed to be an "EXCESS PARACHUTE PAYMENT" as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "CODE"), or its successors. It is agreed that the present value of and payments to or for the benefit of Executive in the nature of compensation, receipt of which is contingent on the Change in Control, and to which Section 280G of the Code applies (in the aggregate "TOTAL PAYMENTS") shall not exceed an amount equal to one dollar ($1.00) less than the maximum amount which Employer may pay without loss of deduction under Section 280G(a) of the Code. Present value for purposes of this Agreement shall be calculated in accordance with Section 280G(d)(4) of the Code. Within ninety (90) days following the earlier of the giving of any notice of termination or the giving of notice by Employer to Executive of its belief that there is a payment or benefit due Executive which will result in an excess parachute payment as defined in Section 280G of the Code, Executive and Employer, at Employer's expense, shall obtain the opinion of such legal counsel and certified public accountants as Executive may choose (notwithstanding the fact that such persons have acted or may also be acting as the legal counsel or certified public accountants for Employer), which opinions need not be unqualified, which sets forth (A) the amount of the includable compensation of Executive for the base period, as determined under Section 280G of the Code, (B) the present value of Total Payments and (C) the amount and present value of any excess parachute payments. In the event that such opinions determine that there would be an excess parachute payment, the payment hereunder or any other payment determined by such counsel to be includable in Total Payments shall be modified, reduced or eliminated as specified by Executive in writing delivered to Employer within sixty (60) days of his receipt of such opinions or, if Executive fails to so notify Employer, then as Employer shall reasonably determine, so that under the bases of calculation set forth in such opinions there will be no excess parachute payment. The provisions of this subsection, including the calculations, notices and opinions provided for herein shall be based upon the conclusive presumption that (x) the compensation and benefits provided for in SECTION 4 (Compensation) and (y) any other compensation earned by Executive pursuant to Employer's compensation programs which would have been paid in any event, are reasonable compensation for services rendered, even though the timing of such payment is triggered by the Change in Control; provided, however, that in the event such legal counsel so requests in connection with the opinion required by this subsection, Executive and Employer shall obtain, at Employer's expense, and the legal counsel may rely on in providing the opinion, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by Executive. In the event that the provisions of Sections 280G and 4999 of the Code are repealed without succession, this subsection shall be of no further force or effect.

          (i) REGULATORY SUSPENSION AND TERMINATION.

               (i) If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the affairs of Employer or the Bank by a notice served under Section 8(e)(3) (12 U.S.C. Section 1818(e)(3)) or 8(g) (12 U.S.C. Section 1818(g)) of the FDIA, Employer's obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, Employer shall: (A) pay Executive all of the compensation withheld (with interest at the Prime Rate for the period withheld) while its contract obligations were suspended; and (B) reinstate all of the obligations that were suspended.

               (ii) If Executive is removed and/or permanently prohibited from participating in the conduct of the affairs of Employer or the Bank by an order issued under Section 8(e) (12 U.S.C. Section 1818(e)) or 8(g) (12 U.S.C. Section 1818(g)) of the FDIA, all obligations of Employer under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

               (iii) If either Employer or the Bank is in default as defined in
Section 3(x) (12 U.S.C. Section 1813(x)(1)) of the FDIA, all obligations of Employer under this contract shall terminate as of the date of default, but this subsection shall not affect any vested rights of the contracting parties.

               (iv) All obligations of Employer under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank: (A) by the Federal Deposit Insurance Corporation (the "FDIC") at the time that the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) (12 U.S.C. Section 1823(c)) of the FDIA; or (B) by the FDIC at the time that the FDIC approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the FDIC to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

               (v) Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) (12 U.S.C. Section 828(k)) of the FDIA.

     SECTION 7. NON-COMPETITION COVENANT.
                    (a) Employer and Executive have jointly reviewed the customer lists and operations of Employer and have agreed that the primary service area of Employer's lending and deposit taking functions in which Employer has and will actively participate extends separately to an area that encompasses a thirty-five (35) mile radius from each banking or other office location of the Bank (the "RESTRICTIVE AREA"). Therefore, as an essential ingredient of and in consideration of this Agreement and Employer's agreement to pay the compensation described in SECTION 4 (Compensation), Executive hereby agrees that, except with the express prior written consent of Employer, for a period of one (1) year after the termination of Executive's employment with Employer and the Bank (the "RESTRICTIVE PERIOD"), Executive will not directly or indirectly compete with the business of Employer or the Bank, including, by directly or indirectly, taking any of the following actions (collectively, the "RESTRICTIVE COVENANT"):

               (i) owning, managing, operating, controlling, or financing a Financial Institution (as defined below) within the Restrictive Area;

               (ii) serving as the agent, broker or representative of, or otherwise assisting, any person or entity in obtaining services or products from any Financial Institution within the Restrictive Area;

               (iii) directly or indirectly serving as an employee, officer or director of, or consultant to, a Financial Institution within the Restrictive Area;

               (iv) soliciting or inducing, or attempting to solicit or induce, any current or former customer of Employer or any of its Affiliates to (A) terminate any business relationship with Employer or any of its Affiliates, or
(B) obtain services or products from a Financial Institution with the Restrictive Area; and

               (v) soliciting or inducing, or attempting to solicit or induce, any employee, agent or supplier of Employer or any of its Affiliates to terminate any employment or business relationship with Employer or any of its Affiliates, and become employed by, or to establish a business relationship with, a Financial Institution within the Restrictive Area.

For purposes of this Agreement "Financial Institution" shall mean any person, firm, partnership, corporation, trust or other entity which owns or operates, a bank, savings and loan association, credit union or similar financial institution.

          (b) If Executive violates the Restrictive Covenant and Employer brings legal action for injunctive or other relief, Employer shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of the Restrictive Covenant. Accordingly, the Restrictive Covenant shall be deemed to have the duration specified in this

Section computed from the date the relief is granted but reduced by the time between the period when the Restrictive Period began to run and the date of the first violation of the Restrictive Covenant by Executive. If a successor assumes and agrees to perform this Agreement, this Restrictive Covenant shall continue to apply only to the offices of Bank as they existed immediately before such assumption and shall not apply to any of the successor's other offices. The Restrictive Covenant shall not prohibit Executive from owning directly or indirectly capital stock or similar securities that are listed on a securities exchange or quoted on the NASDAQ Stock Market that do not represent more than one percent (1%) of the outstanding capital stock of any Financial Institution.

          (c) Executive acknowledges that the restrictions contained in SECTION 5 (Confidentiality and Loyalty) and this Section of this Agreement are reasonable and necessary for the protection of the legitimate business interests of Employer and the Bank, that any violation of these restrictions would cause substantial injury to Employer, the Bank and such interests, that Employer would not have entered into this Agreement with Executive without receiving the additional consideration offered by Executive in binding himself to these restrictions and that such restrictions were a material inducement to Employer to enter into this Agreement. In the event of any violation or threatened violation of these restrictions, either of Employer or the Bank, in addition to and not in limitation of, any other rights, remedies or damages available to Employer and the Bank under this Agreement or otherwise at law or in equity, shall be entitled to preliminary and permanent injunctive relief to prevent or restrain any such violation by Executive and any and all persons directly or indirectly acting for or with Executive, as the case may be.

     SECTION 8. INTERCORPORATE TRANSFERS. If Executive shall be voluntarily transferred to an Affiliate of Employer, such transfer shall not be deemed to terminate or modify this Agreement and the Affiliate to which Executive shall have been transferred shall, for all purposes of this Agreement, be construed as standing in the same place and stead as Employer as of the date of such transfer.

     SECTION 9. INTEREST IN ASSETS. Neither Executive nor his estate shall acquire hereunder any rights in funds or assets of Employer or the Bank, otherwise than by and through the actual payment of amounts payable hereunder; nor shall Executive or his estate have any power to transfer, assign, anticipate, hypothecate or otherwise encumber in advance any of said payments; nor shall any of such payments be subject to seizure for the payment of any debt, judgment, alimony, separate maintenance or be transferable by operation of law in the event of bankruptcy, insolvency or otherwise of Executive.

     SECTION 10. GENERAL PROVISIONS.

          (a) SUCCESSORS; ASSIGNMENT; SURVIVAL. This Agreement shall be binding upon and inure to the benefit of Executive, Employer and his and its respective personal representatives, successors and assigns, and any successor or assign of Employer shall be deemed the "EMPLOYER" hereunder. Employer shall require any successor to all or substantially all of the business and/or assets of Employer, whether directly or indirectly, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as Employer would be required to perform if no such succession had taken place. Notwithstanding anything contained herein to the contrary, Executive further agrees that the Bank is an intended beneficiary of the Executive's obligations under SECTION 5 (Confidentiality and Loyalty) and
SECTION 7 (Non-Competition Covenant) and the same may be enforced by the Bank in the same manner, and to the same extent, as the same is enforceable hereunder by Employer. Executive acknowledges and agrees that SECTION 5 (Confidentiality and Loyalty) and SECTION 7 (Non-Competition Covenant)shall survive the termination of this Agreement.

          (b) ENTIRE AGREEMENT; MODIFICATIONS. This Agreement constitutes the entire agreement between the parties respecting the subject matter hereof, and supersedes all prior negotiations, undertakings, agreements and arrangements with respect thereto, whether written or oral. Except as otherwise explicitly provided herein, this Agreement may not be amended or modified except by written agreement signed by Executive and Employer. Executive agrees that any employment agreement or arrangement between Executive and any of the Bank or RMB shall terminate at the Effective Time and that Executive is entitled to receive no payments thereunder except for accrued compensation for services rendered.

          (c) ENFORCEMENT. The provisions of this Agreement shall be regarded as divisible and separate; if any of said provisions should be declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remaining provisions shall not be affected thereby. Furthermore, if the scope and any restriction or requirement contained in this Agreement is too broad to permit enforcement of such restriction or requirement to its fullest extent, then such restriction or requirement shall be enforced to the maximum extent permitted by law, and Executive consents and agrees that any court of competent jurisdiction may so modify such scope in any proceeding brought to enforce such restriction or requirement.

          (d) GOVERNING LAW. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Iowa applicable to contracts made and wholly to be performed in such state without regard to conflicts of laws.

          (e) JURISDICTION AND SERVICE OF PROCESS. Any action or proceeding seeking to enforce, challenge or avoid any provision of, or based on any right arising out of, this Agreement shall be brought only in the courts of the State of Iowa, County of Dubuque or, if it has or can acquire jurisdiction, in the United States District Court serving the County of Dubuque, and each of the parties consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to jurisdiction or venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

          (f) LEGAL FEES. All reasonable legal fees paid or incurred by Employer or Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the party who or which is not successful on the merits pursuant to a legal judgment or settlement.

          (g) WAIVER. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party, shall be deemed a waiver of any similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

          (h) NOTICES. Notices pursuant to this Agreement shall be in writing and shall be deemed given when received; and, if mailed, shall be mailed by United States registered or certified mail, return receipt requested, postage prepaid; and if to Employer, addressed to the principal headquarters of Employer, attention: Chairman; or, if to Executive, to the address set forth below Executive's signature on this Agreement, or to such other address as the party to be notified shall have given to the other.







                      [THIS SPACE LEFT INTENTIONALLY BLANK]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.




HEARTLAND FINANCIAL USA, INC.                        DANNY SKARDA

By:  /s/ Lynn B. Fuller                              /s/ Danny Skarda
     --------------------------------------------    --------------------------------------------
     Lynn B. Fuller
     Chairman, President and Chief                   3609 Snowline Drive
     Executive Officer                               --------------------------------------------
                                                     Billings, Montana  59102
                                                     --------------------------------------------
                                                                     (Address)